SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

/ /  Confidential, for Use of the Commission
     Only (as permitted by Rule 14a-6(e)(2))

                         COMPLETE WELLNESS CENTERS, INC.
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, par value $.0001 per share

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

                       COMPLETE WELLNESS CENTERS, INC.              [LOGO]
                      1964 HOWELL BRANCH ROAD, SUITE 202
                            WINTER PARK, FL 32792
                                (407) 673-3073

                                                              September 30, 1999

Dear Stockholder:

The activities during the first half of 1999 have allowed the Company to post its first profitable quarter and what looks to be our first profitable year. There are several events that are allowing the Company to reach these goals.

                  * The Board of Directors was reduced to five members, each of whom have extensive experience and expertise in successfully managing and growing profitable companies

                  * Senior Management was replaced with executives who have a history of operating successful businesses

                  * Significant reductions have been made in overhead with personnel and operating expense reductions, coupled with a stringent expense control system

                  * A single company goal focused on the growth and development of its current and future multi-disciplinary centers has been accomplished with the divestiture of Complete Wellness Weight Management, Inc., Complete Wellness Smoking Cessation, Inc. and Optimum Health Services, Inc.

                  * A contractual management relationship with David Kats and Kats Management Services, the nations leading Chiropractic Consulting Firm, to run the day to day clinic operations

                  * The formation of a Multi-disciplinary Medical Advisory Board made up of chiropractors and medical doctors from our clinics

                  * A marketing and sales program to ensure continued numbers of new affiliates that represent the highest quality practices in the country with the best chance of successfully managing a multi-disciplinary center

In the opinion of the current management, CWC got off track in late 1997 when CWC management decided to enhance its core business of affiliation and development of multi-disciplinary centers by adding new services and products through the acquisition of fifty-six (56) Nutri-System centers, the SmokEnders licensing agreement and Optimum Health Services (a managed care company). With the integration of these entities, CWC completely lost its focus of adding and developing multi-disciplinary centers. The result was a gain of only 11 centers for 1998 compared to 78 in 1997. Of the $9,668,018 net loss in 1998, $6,076,558 was attributable to these acquisitions. By the end of 1998, the Company had made the decision to divest itself of these acquisitions.

The other distraction that got CWC off course was the federal investigation. In November of 1997, the Federal Government seized records and began an investigation of Complete Wellness Centers, Inc. The investigation is centered on two (2) clinics in Virginia that allegedly presented fraudulent claims for CHAMPUS patients. Those two centers were closed as of December 1997.

CWC has cooperated with the government investigation, and as a result of the investigation, has developed and implemented stringent compliance protocols. The Company is continuing to assist with the investigation and maintains regular communication with the U.S. Attorney in order to help bring a conclusion to this matter. The last communication with the U.S. Attorney was on August 19, 1999. The timetable given to the Company for resolution was thirty (30) to sixty (60) days.

1999 will be the year that puts CWC back on course. The Company has been reshaped and poised to deliver education and growth to our existing clinic base and has structured itself to market and support a steady stream of new affiliates.

CWC management feels the Company and its goals represents Healthcare's future by emphasizing education to allow both the clinics and their patients to make informed decisions. CWC is ready to deliver to our patients, clinics, doctors and our shareholders.

Sincerely,

/s/ Joseph J. Raymond, Jr.
Joseph J. Raymond, Jr.
Chairman and CEO
Complete Wellness Centers, Inc.

                       COMPLETE WELLNESS CENTERS, INC.              [LOGO]
                      1964 HOWELL BRANCH ROAD, SUITE 202
                            WINTER PARK, FL 32792
                                (407) 673-3073

                                                              September 30, 1999

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Complete Wellness Centers, Inc. (the "Company") to be held at the Corporate Office in Winter Park, Florida on Monday, November 8, 1999, at 10:00 a.m., local time.

At the Annual Meeting, you will be asked to consider and vote upon the proposals to (i) elect a Board of five directors, (ii) vote upon a proposal to add 50,000 shares of the Company's $.0001665 par value common stock (the "Common Stock") to the Company's 1998 Outside Directors Stock Option Plan for non-employee directors ("Outside Directors") on the Company's Board of Directors, (iii) vote upon a proposal to add 200,000 shares of the Company's $.0001665 par value common stock to the Company's 1996 Stock Option Plan, (iv) vote upon a proposal to establish a 1999 Consultant's Stock Option Plan and add 200,000 shares of the Company's $.0001665 par value common stock to the 1999 Consultant's Stock Option Plan, (v) vote upon a proposal to increase the number of shares of par value $0.01 per share of preferred stock authorized from 2,000,000 shares to 10,000,000 shares which will facilitate the Company's financing plans, and (vi) to ratify the selection of Amper, Politziner & Mattia P.A. as independent accountants for the fiscal year ending December 31, 1999.

The accompanying Proxy Statement, which you are urged to read carefully, provides important information with respect to the foregoing proposals. Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and promptly return it in the enclosed postage-prepaid envelope. If you attend the Annual Meeting, you may vote in person even though you have previously returned the proxy.

                            On behalf of the Board of Directors,

                            Joseph J. Raymond, Jr.
                            Chairman of the Board and
                            Chief Executive Officer

                       COMPLETE WELLNESS CENTERS, INC.              [LOGO]
                      1964 HOWELL BRANCH ROAD, SUITE 202
                            WINTER PARK, FL 32792
                                (407) 673-3073

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 8, 1999

To the Stockholders of
COMPLETE WELLNESS CENTERS, INC.

                    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Complete Wellness Centers, Inc. (the "Company") will be held at the Corporate Office, 1964 Howell Branch Road, Suite 202, Winter Park, Florida on Monday, November 8, 1999, at 10:00 a.m., local time, to consider and act upon the following proposals:

                    1. To elect a Board of five (5) directors.

                    2. To consider and vote upon a proposal to add 50,000 shares of the Company's Common Stock to the 1998 Outside Directors Stock Option Plan for Outside Directors on the Company's Board of Directors.

                    3. To consider and vote upon a proposal to add 200,000 shares of the Company's Common Stock to the Company's 1996 Stock Option Plan.

                    4. To consider and vote upon a proposal to establish a 1999 Consultant's Stock Option Plan and to add 200,000 shares of the Company's Common Stock to the Company's 1999 Consultant's Stock Option Plan.

                    5. To consider and vote upon a proposal to increase the number of shares of Preferred Stock authorized from 2,000,000 shares to 10,000,000 shares.

                    6. To ratify the selection of Amper, Politziner & Mattia P.A. as independent accountants for the fiscal year ending December 31, 1999.

                    7. To transact such other business as may properly come before the meeting or any adjournments thereof.

                    Only holders of record of the Company's Common Stock at the close of business on September 30, 1999, the Record Date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting.

                            By Order of the Board of Directors,

                            /s/ Michael T. Brigante
                            Michael T. Brigante
                            Secretary

Winter Park, FL
September 30, 1999

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REQUESTED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY BY FAX TO (516) 254-7622
OR BY MAIL IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                        COMPLETE WELLNESS CENTERS, INC.
                       1964 HOWELL BRANCH ROAD, SUITE 202
                             WINTER PARK, FL 32792
                                 (407) 673-3073

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 8, 1999

                               ----------------

                                  INTRODUCTION

General

                    This Proxy Statement is being furnished to holders of the Common Stock, par value $.0001665 per share ("Common Stock"), of Complete Wellness Centers, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Monday, November 8, 1999 at the Corporate Office in Winter Park, Florida at 10:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Annual Meeting"). The cost of this solicitation will be borne by the Company. This Proxy Statement and enclosed proxy card are being mailed to the Company's stockholders on or about October 6, 1999.

Matters to be considered at the Annual Meeting

                    At the Annual Meeting, the stockholders will be asked to consider and vote upon the following proposals:

                    1. To elect a Board of five (5) directors.

                    2. To consider and vote upon a proposal to add 50,000 shares of the Company's $.0001665 par value Common Stock to the 1998 Outside Directors Stock Option Plan for Outside Directors on the Company's Board of Directors.

                    3. To consider and vote upon a proposal to add 200,000 shares of the Company's $.0001665 par value Common Stock to the Company's 1996 Stock Option Plan.

                    4. To consider and vote upon a proposal to establish a 1999 Consultant's Stock Option Plan and to add 200,000 shares of the Company's $.0001665 par value Common Stock to the Company's 1999 Consultant's Stock Option Plan,

                    5. To consider and vote upon a proposal to increase the number of shares of par value $0.01 per share Preferred Stock from 2,000,000 to 10,000,000 shares.

                    6. To ratify the selection of Amper, Politziner & Mattia LLP as independent accountants for the fiscal year ending December 31, 1999.

all as more fully described in this Proxy Statement.

Voting at the Annual Meeting

                    Only holders of record of Common Stock at the close of business on September 30, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting, each such holder of record being entitled to one vote per share on each matter to be considered at the Annual Meeting. On the Record Date, there were 4,344,315 shares of Common Stock issued and outstanding.

                    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (2,172,158 shares of the 4,344,315 shares outstanding) is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes, if any, will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. A plurality vote of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the Board of five (5) directors. The affirmative vote by the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required (i) to adopt the proposal to amend the Company's 1998 Outside Directors Stock Option Plan by the addition of 50,000 shares of $.0001665 par value Common Stock, (ii) to adopt a proposal to amend the Company's 1996 Stock Option Plan by the addition of 200,000 shares of $.0001665 par value Common Stock, (iii) to adopt the proposal to adopt and amend the Company's 1999 Consultant's Stock Option Plan by the addition of 200,000 shares of $.0001665 par value Common Stock, (iv) to adopt a proposal to increase the number of shares of $0.01 par value Preferred Stock from 2 million shares to 10 million shares, and (v) to ratify the selection of Amper, Politziner & Mattia P.A. as independent accountants for the fiscal year ending December 31, 1999.

                    If the enclosed Proxy Card is properly executed and returned to the Company prior to the vote at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Shares represented by proxies which are marked "WITHHOLD AUTHORITY" to vote for (i) all five (5) nominees or (ii) any individual nominee(s) for election as directors and are not otherwise marked "FOR" the other nominees, will not be counted in determining whether a plurality vote has been received for the election of directors. Similarly, shares represented by proxies which are marked "ABSTAIN" on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. IN THE ABSENCE OF INSTRUCTIONS, THE SHARES WILL BE VOTED FOR ALL THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING. At any time prior to its exercise, a proxy may be revoked by the holder of Common Stock granting the proxy by delivering written notice of revocation, or a duly executed proxy bearing a later date, to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement or by attending the Annual Meeting and voting in person.

ELECTION OF DIRECTORS

                    At the Annual Meeting, the entire Board of five (5) directors is to be elected to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. Unless otherwise specifically directed by stockholders executing proxies, it is intended that all proxies in the accompanying form received in time for the Annual Meeting will be voted at the Annual Meeting FOR the election of the five
(5) nominees named below, all of whom currently are directors of the Company. In the event any nominee should become unavailable for election for any presently unforeseen reason, it is intended that the proxies will be voted for such substitute nominee as may be designated by the present Board of Directors.

                    Each nominee's name, age, office with the Company, the year first elected a director and certain biographical information are set forth below:

                                        YEAR FIRST ELECTED
            NAME                AGE     A DIRECTOR (2)                        POSITION
-----------------------------   ---     ------------------     ---------------------------------------
Joseph J. Raymond Jr.           37             1998            Chairman of the Board, Chief Executive
                                                               Officer and Director
Sergio R. Vallejo D.M.D.        36             1998            President, Chief Operating Officer and
                                                               Director
E. Eugene Sharer                65             1996            Director
Donald S. Radcliffe (1)         54             1999            Director
John K. Pawlowski (1)           62             1999            Director

------------
(1) Member of Audit Committee.

(2) C. Thomas McMillen, James McMillen M.D., and Robert Mrazek all resigned from the board in February, 1999 and Frederick Simon resigned from the board in July, 1999.

                    Joseph J. Raymond, Jr. has been Chairman/Chief Executive Officer of Complete Wellness Centers, Inc. since voted in by the Board of Directors on February 18, 1999. Previously, he served as Chairman/ CEO of Transworld Services Group from 1988 to 1997. Mr. Raymond founded the staffing company and grew it to a $45,000,000 company employing 4,000 employees nationwide. In 1997, the company merged with Corestaff Services, a billion dollar staffing company, where he served as the Vice President of Operations through January 1998. Prior to joining CWC, he was President of RVR Consulting Group, Inc., a financial consultant company, and still holds that position. Mr. Raymond brings organizational, managerial and financial expertise to the company.

                    Sergio R. Vallejo, D.M.D. has been on the Board of Directors of Complete Wellness Centers, Inc. since May 1998, became the Chief Operations Officer on February 18, 1999 and became the President of the Company July 25, 1999. While attending graduate school, Mr. Vallejo founded PVM Prescription Center, an institutional pharmacy that provided medications and supplies to the residents of long-term care facilities throughout Central Florida. In 1989, Mr. Vallejo successfully merged three thriving dental practices into one, forming Jones Wilson Vallejo Associates, P.A. In 1996, Mr. Vallejo assumed responsibility as the Director of Pharmacy Operations in Florida for Subscript Pharmacy Corporation, an international company with 44 pharmacies in the United States alone. Prior to joining CWC, he was Vice President of RVR Consulting Group, Inc., and still holds that position. Mr. Vallejo is experienced in many aspects of medical practice management, including strategic planning, finance and budgeting, profit and loss forecasting, staff recruitment and training, policy development, and resources and facilities management.

                    E. Eugene Sharer was the President of the Company from April 1996 until July 1998 and has been a director of the Company since April 1996. On March 31, 1999 his employment contract with the Company expired. He was the Treasurer of the Company from February 1997 until March 1999. He was Chief Operating Officer from April 1996 until November 1997, and Chief Financial Officer from February 1997 until February 1998. From 1991 to 1995 he was President and Chief Operating Officer of R.O.W. Sciences, Inc., a health research company. In August 1995, Mr. Sharer formed Sharer Associates, a management consulting company, which he has returned to. From 1989 to 1990 he was Executive Vice President, Chief Operating Officer and Director of Iverson Technology Corporation and from 1985 through 1988, he was President and Director of Calculon Corporation and a Vice President of Atlantic Research Corporation, the parent company of Calculon. Between 1980 and 1985, Mr. Sharer was Vice President of the Systems Division and subsequently the Systems Group at Computer Sciences Corporation. Prior to that, he held several managerial positions with IBM.

                    Donald S. Radcliffe became a member of the board of Directors on September 16, 1999. Mr. Radcliffe has been the principle of Radcliffe and Associates since 1990. His company provides financial consulting services to public companies including financial and operating evaluation and advice. Mr.

Radcliffe was Executive Vice President, Chief Operating Officer and Financial Officer of World-Wide Business Centers, Inc. with responsibilities for planning, financial management, computer systems, personnel and office space. Prior to that, he worked for Main Hurdman as a partner in the Management Advisory Service area as Director of Computer Audit Services. Engagements were principally computer systems, financial audits/forecasting and financial controls. Prior to that, he was also a Systems Analyst at IBM. He holds an MBA degree from Dartmouth, is licensed as a CPA in New York State and is on the board of two public companies and one private company.

                    John K. Pawlowski became a member of the Board of Directors on March 29, 1999. Mr. Pawlowski has served over thirty-five years in the healthcare industry. His success is attributed to his ability to organize and direct a quality management team while developing controls to operate a financially sound organization. Mr. Pawlowski was President and Chief Operating Officer of Riverview Medical Center, which he grew from a 195 bed healthcare institution to a 500 bed Medical Center, with an operating budget of $120 million annually. He showed a positive bottom line in eighteen of the twenty-three years he served. He is currently the Chief Executive Officer and a partner in a healthcare-consulting corporation known as Contract Marketing Company. This entity currently provides engineering management services and commodities to hospitals.

MEETINGS AND COMMITTEES

                    The Board of Directors met 15 times and acted 2 times by written consent during fiscal 1998. No director attended fewer than 90% of the total meetings of the Board of Directors.

                    The Board of Directors currently has one committee. The Audit Committee reviews the internal accounting policies of the Company and consults with, and reviews the services provided by the Company's independent accountants. The Audit Committee met once during fiscal 1998 to review the report of the Company's independent auditors for fiscal year 1997. The Audit Committee of the Board of Directors is currently comprised of John Pawlowski and Donald Radcliffe.

COMPENSATION OF DIRECTORS

                    The Company does not currently compensate, and does not anticipate compensating its directors for their services as directors, except that each of the Company's Outside Directors will receive a director's fee of $500 per meeting for attendance at Board of Directors or committee meetings, and 7,500 options to purchase the Company's Common Stock, exercisable over a period of five years at a price to be determined by the plan administrators on the date of grant, which shall not be less than the fair market value of the Company's publicly traded Common Stock on the date of issuance. The options to be issued to the Outside Directors shall be granted upon appointment to the Board of Directors and vested 50% immediately and the remainder after one year of service. In addition, each of the Company's directors receives reimbursement of all ordinary and necessary expenses incurred in attending any meeting or any committee meeting of the Board of Directors. Currently, all directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company's executive officers are appointed annually and serve at the direction of the Board of Directors, subject to the terms of existing employment agreements.

                    Directors who are employees of the Company and certain other Executive Officers have entered into employment arrangements with the Company. See "Executive Compensation - Employment and Termination Arrangements."

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

                    The following table sets forth the beneficial ownership of the Common Stock on the Record Date by (i) each person known by the Company to own beneficially five percent or more of such shares, (ii) each director and nominee for election as a director, (iii) each person named in the Summary Compensation Table under "Executive Compensation" of this Proxy Statement, and
(iv) all directors and executive officers as a group, together with their respective percentage ownership of the outstanding shares:

                                                         AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                    ----------------------------------------------------
                                                    CURRENTLY      ACQUIRABLE WITHIN       PERCENT OF
                NAME AND ADDRESS                     OWNED           60 DAYS(1)            OUTSTANDING**
-------------------------------------------------   ---------      ------------------      -------------
Michael T. Brigante..............................     14,520               20,334(2)               *
17 Daniel Drive
Belle Mead, NJ 08502

Eric S. Kaplan, D.C..............................          0               66,666(3)             1.5%
4727 Marlwood Lane
Palm Beach Gardens, FL

C. Thomas McMillen...............................    219,500                    0                5.1%
1103 South Carolina Ave S.E.
Washington, D.C. 20003

John K. Pawlowski................................          0                3,750(4)               *
2 Daniel Drive
Ocean, NJ 07712

Donald Radcliffe.................................     20,018                3,750(5)               *
575 Madison Avenue, Suite 1006
New York, NY 10022

Joseph J Raymond, Jr.............................    123,670                3,750(6)             2.9%
4074 Scarlet Iris Place
Winter Park, FL 32792

E. Eugene Sharer.................................    126,667               28,750(7)             3.6%
12404 Beall Spring Road
Potomac, MD 20854

Sergio R. Vallejo................................     23,200                7,500(8)               *
875 Hanover Way
Lakeland, FL 33813

Wexford Spectrum Investors LLC...................          0              618,274(9)            12.5%
411 West Putnam Avenue
Greenwich, CT 06830

Imprimis Investors LLC...........................          0            2,473,097(9)            36.3%
411 West Putnam Avenue
Greenwich, CT 06830

Stratus Services Group, Inc......................    500,000(10)                0               11.5%
500 Craig Road, Suite 201
Manalapan, NJ 07726

RVR Consulting Group, Inc........................          0              400,629(11)            8.4%
P.O. Box 2148
Goldenrod, FL 32733

                                                         AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                    ----------------------------------------------------
                                                    CURRENTLY      ACQUIRABLE WITHIN       PERCENT OF
                NAME AND ADDRESS                     OWNED           60 DAYS(1)            OUTSTANDING**
-------------------------------------------------   ---------      ------------------      -------------
Structure Management, Inc........................    227,000                    0                5.2%
500 Craig Road, Suite 201
Manalapan, NJ 07726

All directors and executive......................    308,075              535,129               17.3%
officers as a group (7 persons)

------------

 * Less than 1%.

** Percent of Outstanding is based on shares Currently Owned plus shares
   Acquirable Within 60 Days (1) as a percentage of total shares outstanding at September 30, 1999 (4,344,315 shares) plus shares Acquirable Within 60 Days
   (1) by the named person or group indicated.

     (1) Reflects number of shares of Common Stock acquirable upon exercise of options.

     (2) Includes shares subject to stock options which became exercisable on the following schedule: 6,000 shares on April 6, 1998; 3,334 shares on July 2, 1999; 3,000 shares on September 2, 1998; 8,000 shares on September 2, 1999.

     (3) Includes shares subject to stock options which became exercisable on the following schedule: 25,000 shares on April 6, 1997; 25,000 shares on April 6, 1998; and 16,666 shares on July 25, 1998.

     (4) Includes 3,750 shares subject to stock options which became exercisable on March 29, 1999.

     (5) Includes 3,750 shares subject to stock options which will become exercisable on November 8, 1999.

     (6) Includes 3,750 shares subject to stock options which became exercisable on September 2, 1998.

     (7) Includes 10,000 shares subject to stock options that became exercisable on March 31, 1999, 15,000 shares subject to stock options that became exercisable on April 6, 1999 and 3,750 shares that became exercisable on April 1, 1999. Does not include 8,193 shares held in trust by Wilma
         I. Sharer, the wife of Mr. Sharer of which he disavows any beneficial ownership.

     (8) Includes 7,500 shares subject to stock options which became exercisable on May 26, 1999.

     (9) Entities hold a Senior Cumulative Convertible Preferred Stock position which is convertible for shares of the Company's Common Stock commencing January 23, 1998 at a conversion price of $1.75 per share. Imprimis Investors LLC is an investor in the equity pool funding the aforementioned transaction administered by Wexford Spectrum Investors LLC. The Preferred Stock bears a dividend of 8% per annum through December 31, 2000, provided that the dividend is currently paid on a quarterly basis, and if not paid in cash, the dividend accrues at 10% per annum paid on a quarterly basis in shares of Preferred Stock through December 31, 2000. After December 31, 2000, the dividend on the Preferred Stock is 12% per annum.

    (10) The principal of Stratus Services Group, Inc is Joseph J. Raymond, Sr., the father of Joseph J. Raymond Jr., the Company's Chairman and Chief Executive Officer.

    (11) RVR Consulting Group, Inc. holds Preferred Stock in the Company in two issues. The first is the Senior Cumulative Convertible Preferred Stock obtained in a private transaction in February 1999 with Wexford Spectrum Investors LLC and Imprimis Investors LLC (refer to note 9 above). The second is the Junior Cumulative Convertible Preferred Stock issued by the Company in August 1999 as consideration for a loan to equity conversion. Shares of the Junior Cumulative
         Convertible Preferred Stock have the same features as described in note 9, except shares are subordinate to the shares of Senior Cumulative Convertible Preferred Stock. The Chief Executive Officer (Mr. Raymond, Jr.) and the President (Mr. Vallejo) of the Company are the principals of RVR Consulting Group, Inc.

    (12) The principal of Structure Management, Inc. is Jeffrey Raymond, the brother of Joseph Raymond, Jr., the Company's Chairman and Chief Executive Officer.

On the Record Date, the outstanding Common Stock was held by approximately 921 stockholders of record.

REPORTS UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

                    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity security (collectively, "Section 16 reporting persons"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Section 16 reporting persons are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

                    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to Section 16 reporting persons were satisfied, except: a late Form 3 was filed in May 1998 reporting the initial beneficial equity security ownership at the time of the initial public offering of the Company in February 1997 as shown in the Company's Prospectus dated February 19, 1997 for the following persons: C. Thomas McMillen, former Chairman of the Board and Chief Executive Officer, E. Eugene Sharer, former President, and Treasurer, Danielle F. Milano, M.D., former Vice President for Medical Affairs, Robert J. Mrazek, former Director, James J. McMillen, M.D., former Director, Robert Libauer, former Director, and Eric S. Kaplan, D.C., former President and Director. A late Form 3 that should have been filed in July 1997 was filed in May 1998 reporting the initial beneficial equity security ownership of former Secretary F. Ryan Knoll on July 25, 1997, the date he became Secretary of the Company. A late Form 5, that should have been filed in February 1998, was filed in May 1998 reporting the granting of employee stock options under the Company's various employee stock option plans that should have been reported on a Form 4 in 1997 for the following persons: C. Thomas McMillen, E. Eugene Sharer, Robert J. Mrazek, James J. McMillen, M.D. and Eric S. Kaplan, D.C. and reporting transactions by E. Eugene Sharer and Danielle F. Milano, M.D. that should have been reported on a Form 4 in 1997.

                             EXECUTIVE COMPENSATION

                    The following table sets forth a summary of the compensation paid and accrued by the Company to its Chief Executive Officer and each of its other four most highly compensated executive officers for the years ended December 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM COMPENSATION
                                    ANNUAL COMPENSATION           ---------------------------
          NAME AND            -------------------------------                    ALL OTHER
     PRINCIPAL POSITION       YEAR     SALARY($)     BONUS($)     OPTIONS(#)     COMPENSATION
----------------------------  ----     ---------     --------     ----------     ------------
C. Thomas McMillen            1998      155,719          0           35,000(1)       2,008(1*)
Chairman and Chief            1997      135,000          0          100,000(1)       1,338(1*)
Executive Officer             1996            0          0                0              0

E. Eugene Sharer              1998      141,781          0           10,000(2)      17,250(3)
Vice Chairman                 1997      132,500          0           15,000(2)      15,500(3)
                              1996            0          0          116,667(2)       9,000(3)

Eric S. Kaplan, D.C.          1998       76,517          0           60,000(4)      71,901(5)
President                     1997       60,000          0          100,000(4)      79,796(5)
Chief Operating Officer       1996       16,000          0           46,666(4)      26,000(5)

Michael T. Brigante           1998      102,931          0            9,000(6)      21,194(7)
Vice President Finance/       1997       90,000          0            6,000(6)      18,796(7)
Chief Financial Officer       1996       29,500          0           40,000(6)      15,750(7)

------------
(1) Exercisable cumulatively at the rate of approximately 33% of the underlying shares per year, commencing April 1998. (1*) Company paid portion of health insurance premiums.

(2) Exercisable cumulatively at the rate of approximately 33% of the underlying shares per year, commencing April 1996.

(3) Represents the amount attributable to the lease of an automobile for corporate use and portion of health insurance premiums.

(4) Exercisable at the rate of 33% of the underlying shares granted per year, commencing August 1996.

(5) Represents amounts attributable to the lease of an automobile for corporate use ($2,000 in 1996, $6,000 in 1997 and $6,000 in 1998), compensation for consulting services rendered to the Company ($24,000 in 1996, $60,000 in 1997 and $60,000 in 1998) and housing in connection with services rendered to the Company ($9,000 in 1997) and company paid portion of health insurance premiums.

(6) Exercisable cumulatively at the rate of approximately 33% of the underlying shares per year, commencing March 1996.

(7) Represents amounts attributable to the lease of an automobile for corporate use ($5,000 in 1997 and $6,000 in 1998), compensation for consulting services rendered to the Company ($10,500 in 1996) and housing in connection with services rendered to the Company ($5,250 in 1996, $9,000 in 1997 and $9,000 in 1998) and company paid portion of health insurance premiums.

                    The following table sets forth certain information concerning options granted during 1998 to the individuals named in the Summary Compensation Table:

                             OPTION GRANTS IN 1998

                                                    % OF TOTAL
                                                     OPTIONS
                           NUMBER OF SECURITIES      GRANTED
                           UNDERLYING OPTIONS         TO ALL           EXERCISE PRICE     EXPIRATION
          NAME              GRANTED(#)              EMPLOYEES          ($/SHARE)             DATE
-------------------------  --------------------     --------------     --------------     ----------
C. Thomas McMillen.......         35,000                 16.58%            $ 3.33         7/02/2003

E. Eugene Sharer.........         10,000                  5.68%            $ 3.03         7/06/2003

Eric S. Kaplan, D.C......         60,000                 28.43%            $ 3.03         7/02/2003

Michael T. Brigante......         10,000                  4.74%            $ 3.03         7/02/2003
                                   9,000                  5.11%            $ 2.88         9/02/2003

                    The following table presents the value of unexercised options held at December 31, 1998 by the individuals named in the Summary Compensation Table:

                              OPTIONS VALUE TABLE

                                    NUMBER OF UNEXERCISED
                                         OPTIONS
                                     AT YEAR-END (#)                VALUE OF UNEXERCISED IN-THE-
                                     EXERCISABLE(E)/                MONEY OPTIONS AT YEAR-END($)*
              NAME                  UNEXERCISABLE(U)                EXERCISABLE(E)/UNEXERCISABLE
---------------------------------   --------------------------      ------------------------------
C. Thomas McMillen...............              50,000(E)                       $      0(E)
                                               85,000(U)                       $      0(E)

E. Eugene Sharer.................              25,000(E)                       $  2,200(E)

Eric S. Kaplan, D.C..............             108,326(E)                       $ 45,982(E)
                                               16,667(U)                       $  3,667(U)

Michael T. Brigante..............              28,667(E)                       $ 45,915(E)
                                                3,000(U)                       $  1,125(U)

------------
* Values are calculated by subtracting the exercise price from the fair market value of the Common Stock at year end.

EMPLOYMENT AND TERMINATION AGREEMENTS

                    The Company has entered into certain employment and termination agreements with the following executive officers:

                    In February 1999, Joseph J. Raymond, Jr. was elected Chairman and Chief Executive Officer and has served in that capacity until September of 1999. On September 18, 1999, we entered into an employment agreement with Mr. Raymond providing for his employment as Chairman of the Board and Chief Executive Officer for a two year term expiring in September 2001. The agreement provides for an annual base salary of $75,000 and participation in all executive or employee profit sharing bonus or stock option plans established by us. In addition, Mr. Raymond is to be paid a performance bonus of 5% of the net profit earned in the fiscal year and paid within 30 days of the end of the fiscal year.

                    In February 1999, Mr. Sergio R. Vallejo was elected Chief Operating Officer and has served in that capacity until July of 1999. In July of 1999, he was elected President and Chief Operating Officer. On September 18, 1999, we entered into an employment agreement with Mr.Vallejo providing for his employment as President and Chief Operating Officer for a two year term expiring in September 2001. The agreement provides for an annual base salary of $75,000 and participation in all executive or employee profit sharing bonus or stock option plans established by us. In addition, Mr. Vallejo is to be paid a performance bonus of 5% of the net profit earned in the fiscal year and paid within 30 days of the end of the fiscal year.

                    In July 1996, the Company entered into an employment agreement with Mr. C. Thomas McMillen providing for his employment, as Chairman of the Board and Chief Executive Officer, for a term expiring in March 1999. In June, 1998, the agreement was extended to September 2000. The employment agreement provides for an annual base salary for Mr. McMillen of $150,000. Mr. McMillen was to participate in all executive benefit plans and had the use of a Company car. The agreement also provided, among other things, that if his employment is terminated without cause (as defined in the agreement), the Company would pay Mr. McMillen an amount equal to one year's base salary, payable over a one year period. Mr. McMillen was relieved of all duties in February 1999 and resigned as a director at that time. The Company is currently negotiating a termination agreement with Mr. McMillen.

                    In March 1996, the Company entered into an employment agreement with Mr. E. Eugene Sharer providing for his employment as President and Chief Operating Officer for a term expiring in March 1999. Mr. Sharer was named Vice Chairman of the Company in July 1998. He was granted 10,000 shares of Common Stock with that appointment. The employment agreement provided for an annual base salary for Mr. Sharer of $150,000 effective upon closing of the IPO, and for participation in all executive benefit plans, as well as an automobile allowance of $1,000 per month. Mr. Sharer was granted options to purchase 116,667 shares of the Company's Common Stock at an exercise price of $0.03 per share. On the date of such grant, 16,667 of those options were exercisable, of which 10,000 were exercised in 1996. The remaining options have vested and have been exercised. The agreement also provided, among other things, that if his employment was terminated without cause (as defined in the agreement) the Company would pay to him an amount equal to one year's base salary, payable over a one year period. Mr. Sharer completed his employment contract in March 1999 and currently remains as a director and is performing certain consulting services for the Company.

                    In March 1996, the Company entered into an employment agreement with Mr. Michael Brigante for his services as corporate controller for a term expiring on September 30, 1999. The Employment Agreement provided for an annual base salary for Mr. Brigante of $90,000 beginning January 1, 1997 and for participation in all executive benefit plans plus an automobile allowance of $500 per month. Mr. Brigante was granted options to purchase 40,000 shares. The options have vested as to all 40,000 shares and have been exercised. On February 23, 1998, Mr. Brigante was elected to the position of Sr. Vice President for Finance and Chief Financial Officer. His annual compensation increased to $100,000 at that time. Subsequent to his employment, Mr. Brigante was granted 6,000, 10,000, 9,000 and 10,000 shares in options dated April 6, 1997, July 2,
1998, September 2, 1998 and September 1, 1999, respectively, and the automobile allowance was increased to $850 per month. He currently serves as the Chief Financial Officer and Secretary of the Company.

                    In August 1996, the Company entered into an employment agreement with Eric S. Kaplan D.C. providing for his employment as Senior Director for Operations and Development for a term expiring in August 1999. The employment agreement provided for a base salary of $4,000 per month, which was accrued until the closing of the IPO. After such closing, Dr. Kaplan became entitled to an automobile allowance of $500 per month. Dr. Kaplan was granted options to purchase 46,667 shares of the Company's Common Stock at an exercise price of $0.60 per share. These options have vested with respect to all 46,667 shares. His salary was subsequently increased to $150,000 per year including that portion which was contained in his consulting agreement. The agreement also provided, among other things, that if his employment was terminated by mutual agreement or upon his death or disability, the Company would pay an amount equal to $60,000, payable over a six month period. On April 6, 1997, Dr. Kaplan became a Senior Vice President and a director of the Company. In November 1997, he was named Chief Operating Officer and in July 1998 he was named President. Dr. Kaplan was subsequently granted 50,000, 50,000, 25,000 and 35,000 stock options on April 6, 1997, July 25, 1997, July 2, 1998 and July 2, 1998 respectively. Dr. Kaplan left the employ of the Company effective June 30, 1999 and remains a consultant to the Company.

                    The employment agreements require the full-time services of such employees. The agreements also contain covenants restricting the employee from engaging in any activities competitive with the business of the Company during the term of such agreement and for a period of one year thereafter, and prohibiting the employee from disclosing confidential information regarding the Company.

REQUIRED VOTE

                    A plurality vote of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the Board of five (5) directors.

                    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ITS FIVE (5) NOMINEES FOR DIRECTORS.

INCREASE THE NUMBER OF SHARES IN THE OUTSIDE DIRECTORS STOCK OPTION PLAN

                    On March 30, 1998, the Board of Directors approved and the shareholders subsequently approved the establishment of a stock option plan for Outside Directors on the Company's Board of Directors or on the Boards of Directors of any of the Company's subsidiaries (the "Directors Option Plan"). The plan provides for the grant of incentive and nonqualified stock options, provided that the maximum number of shares of Common Stock of the Company that may be issued upon the exercise of options granted pursuant to the Directors Option Plan is 50,000. Under the Directors Option Plan, each Outside Director will receive an option for 7,500 shares for every year of service on the Company's Board of Directors. Subsequently, on September 29, 1999 the Board adopted a resolution to increase the number of shares authorized in the Directors Stock Option Plan by 50,000 shares bringing the total authorized under the Directors Option Plan to 100,000 shares. The Company currently has three Outside Directors eligible to participate in the Directors Option Plan.

                    In the event of any stock dividend, stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company, appropriate adjustments will be made to the shares, subject to the Directors Option Plan, and to outstanding options. To the extent that any outstanding option under the Directors Option Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares will be returned to the Directors Option Plan and will become available for future grants.

                    The Directors Option Plan is administered by the Board of Directors or a duly appointed committee of the Board of Directors; the exercise price of options granted pursuant to the Directors Option Plan is determined by the plan administrators of the Board of Directors.

                    The executive officers of the Company believe that the addition in the number of shares available in the Directors Option Plan is important to permit the Company to obtain and retain the service of qualified persons who are neither employees nor officers of the Company to serve as members of the Board of Directors.

REQUIRED VOTE

                    Approval of the increase in the number of shares in the Outside Directors Stock Option Plan requires the separate affirmative vote by the holders of a majority of the shares of Common Stock present in person or represented by proxy.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO INCREASE THE NUMBER OF SHARES BY 50,000 SHARES IN THE STOCK OPTION PLAN FOR OUTSIDE DIRECTORS ON THE COMPANY'S BOARD OF DIRECTORS.

INCREASE THE NUMBER OF SHARES IN THE 1996 STOCK OPTION PLAN

                    The plan currently provides for the grant of incentive and nonqualified stock options, provided that the maximum number of shares of Common Stock of the Company that may be issued upon the exercise of options granted pursuant to the 1996 Stock Option Plan is 400,000. Under the 1996 Stock

Option Plan, employees of the Company and others may be granted options as incentives for continued service to the Company. Subsequently, on September 29, 1999 the Board adopted a resolution to increase the number of shares authorized in the 1996 Stock Option Plan by 200,000 shares bringing the total authorized under the 1996 Stock Option Plan to 600,000 shares.

                    In the event of any stock dividend, stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company, appropriate adjustments will be made to the shares, subject to the 1996 Option Plan, and to outstanding options. To the extent that any outstanding option under the 1996 Option Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares will be returned to the 1996 Option Plan and will become available for future grants.

                    The 1996 Option Plan is administered by the Board of Directors or a duly appointed committee of the Board of Directors; the exercise price of options granted pursuant to the 1996 Option Plan is determined by the plan administrators of the Board of Directors.

                    The executive officers of the Company believe that the addition in the number of shares available in the 1996 Option Plan is important to permit the Company to obtain and retain the service of qualified persons who are employees or officers of the Company.

REQUIRED VOTE

                    Approval of the increase in the number of shares in the 1996 Stock Option Plan requires the separate affirmative vote by the holders of a majority of the shares of Common Stock present in person or represented by proxy.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO INCREASE THE NUMBER OF SHARES BY 200,000 SHARES IN THE 1996 STOCK OPTION PLAN FOR EMPLOYEES AND OFFICERS OF THE COMPANY.

APPROVE THE ESTABLISHMENT OF AND INCREASE THE NUMBER OF SHARES IN THE 1999 CONSULTANT'S STOCK OPTION PLAN

                    On March 8, 1999, the Board of Directors approved the establishment of the 1999 Consultant's Stock Option Plan and the shareholders are asked to approve the establishment of a stock option plan for Consultants to the Company (the "Consultant's Option Plan"). The plan as approved by the board provides for the grant of both incentive and nonqualified stock options, provided that the maximum number of shares of Common Stock of the Company that may be issued upon the exercise of options granted pursuant to the Consultant's Option Plan is 475,000. Under the Consultant's Option Plan, companies providing services to the Company and individuals similarly employed may be granted options to purchase Common Stock at an exercise price established by the Board of Directors and which vests at a time and interval established by the Board of Directors. Subsequently, on September 29, 1999 the Board adopted a resolution to increase the number of shares authorized in the Consultant's Option Plan by 200,000 shares bringing the total authorized under the Consultant's Option Plan to 675,000 shares.

                    In the event of any stock dividend, stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company, appropriate adjustments will be made to the shares, subject to the Consultant's Option Plan, and to outstanding options. To the extent that any outstanding option under the Consultant's Option Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares will be returned to the Consultant's Option Plan and will become available for future grants.

                    The Consultant's Option Plan is administered by the Board of Directors, the exercise price of options granted pursuant to the Consultant's Option Plan is determined by the Board of Directors.

                    The executive officers of the Company believe that the establishment of and an addition to the number of shares available in the Consultant's Option Plan is important to permit the Company to obtain and retain the services of qualified persons and/or companies who are neither employees nor officers of the Company to provide financial, legal and technical services to the Company.

REQUIRED VOTE

                    Approval of the establishment of and an increase in the number of shares in the 1999 Consultant's Stock Option Plan requires the separate affirmative vote by the holders of a majority of the shares of Common Stock present in person or represented by proxy.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED CONSULTANT'S OPTION PLAN AND THE PROPOSAL TO INCREASE THE NUMBER OF SHARES BY 200,000 SHARES IN THE 1999 CONSULTANT'S STOCK OPTION PLAN.

INCREASE THE NUMBER OF SHARES OF PREFERRED STOCK AUTHORIZED

                    On September 16, 1999, the Board of Directors approved an increase to the number of shares of Preferred Stock authorized from 2 million shares to 10 million shares. Such increase must be approved by the shareholders of Common Stock. It is the Board of Director's intent to issue Preferred Stock for the purpose of raising capital in the future.

                    Preferred Stock may be issued in one or more series and having such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by the Board of Directors of the Company. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems appropriate. In the event that any such shares of Preferred Stock are to be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, shall be filed with the Secretary of State of the State of Delaware.

REQUIRED VOTE

                    Approval of the increase in the number of shares of Preferred Stock authorized requires the separate affirmative vote by the holders of a majority of the shares of Common Stock present in person or represented by proxy.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO INCREASE THE NUMBER OF PREFERRED SHARES AUTHORIZED FROM 2 MILLION SHARES TO 10 MILLION SHARES.

RATIFICATION OF INDEPENDENT ACCOUNTANTS

                    The Board of Directors voted as of March 4, 1999 to appoint Amper, Politziner & Mattia, P.A. as independent accountants for the Company for fiscal 1999.

                    Ernst & Young LLP served as independent accountants for the Company from June 1996 through September 30, 1998. Amper, Politziner & Mattia, P.A. has served thus far in 1999. This appointment is being submitted to the holders of Common Stock for ratification. Although law does not require the submission of this matter to stockholders, if the holders of Common Stock do not ratify the appointment, the Board of Directors will reconsider its selection of independent accountants.

                    A representative of Amper, Politziner & Mattia, P.A. may be present at the Annual Meeting. This representative will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions presented at the Annual Meeting.

REQUIRED VOTE

                    Ratification of Amper, Politziner & Mattia, P.A., requires the separate affirmative vote by the holders of a majority of the shares of Common Stock present in person or represented by proxy.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF AMPER, POLITZINER & MATTIA, P.A. AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR FISCAL 1999.

                                 OTHER BUSINESS

                    Management does not know of any matter to be brought before the Annual Meeting other than as described above. In the event any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy have discretionary authority to vote on such matters.

                         STOCKHOLDER PROPOSALS FOR THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                    Any stockholder proposal to be considered for inclusion in the Company's proxy soliciting material for the 2000 Annual Meeting of Stockholders must be received by the Company at its principal office by December 31, 1999.

                          ANNUAL REPORT ON FORM 10-KSB

                    The Company is a "small business issuer" within the meaning of Item 10(a) of Regulation S-B. Accordingly, the Company is complying with the executive compensation disclosure requirements applicable to small business issuers (adopted by the Securities and Exchange Commission on October 15, 1992) in this year's proxy statement.

                    A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 and the Chairman of the Board's Letter to the Stockholders dated September 30, 1999, which together comprise the Company's 1998 Annual Report to Stockholders, is being delivered herewith.

By Order of the Board of Directors,

                            /s/ Michael T. Brigante
                            Michael T. Brigante, Secretary

Dated: September 30, 1999
Winter Park, FL

P R O X Y

                        COMPLETE WELLNESS CENTERS, INC.
       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Joseph Raymond, Jr. and Sergio Vallejo, D.M.D. and each of them, proxies, each with the power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of Complete Wellness Centers, Inc. on November 8, 1999, and any adjournments and postponements thereof, upon all matters as may properly come before the Annual Meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

PLEASE COMPLETE, DATE AND SIGN ON THE REVERSE SIDE AND FAX TO (516) 254-7622 OR MAIL IN THE ENCLOSED ENVELOPE.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MATTERS (1), (2), (3), (4), (5), AND (6) AND LISTED BELOW TO COME BEFORE THE ANNUAL MEETING:

                                                                                     FOR              AGAINST
(1) To elect a Board of five (5) directors. FOR the nominees listed below            / /                / /
    (except as marked WITHHOLD AUTHORITY) to vote for all five(5) to the contrary below five (5) nominees listed below:
    Joseph Raymond, Jr., Sergio Vallejo, D.M.D., E. Eugene Sharer, Donald
    Radcliffe, and John Pawlowski.
    To WITHHOLD AUTHORITY to vote for any individual nominee(s), print such nominee's name below:
                                                                                      FOR              AGAINST            ABSTAIN
(2) To increase the number of shares by 50,000 shares of the Company's Common        / /                / /                / /
    Stock for outside directors of the Company's Board of Directors.

(3) To add 200,000 shares of the Company's Common Stock to the 1996 Stock             / /                / /                / /
    Option Plan.

(4) To establish a 1999 Consultant's Stock Option Plan and increase the               / /                / /                / /
    number of shares of the Company's Common Stock authorized in the Plan from 475,000 to 675,000 shares.

(5) To increase the number of Preferred Shares authorized from 2 million to           / /                / /                / /
    10 million shares.

(6) To ratify the selection of Amper, Politziner & Mattia, P.A. as                    / /                / /                / /
    independent accountants for the fiscal year ending December 31, 1999.

(7) Upon any and all other business that may come before the Annual Meeting.          / /                / /                / /

Check here if you plan to attend the Annual Meeting of Stockholders.  / /

THIS PROXY, WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WILL BE VOTED FOR THE MATTERS DESCRIBED IN PARAGRAPHS (1), (2), (3),(4), (5), AND (6) AND UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS SPECIFIED.

SIGNATURE(S):___________________________________________________________________

DATE ____________________________________________________________________ , 1999
Note: Executors, Administrators, Trustees, etc. should give full title.